Exhibit 10.6

LOCAL PROGRAMMING AND MARKETING AGREEMENT
(WQHT HD2)

THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (this “Agreement”) is made as of November 25, 2019 by and between MediaCo Holding Inc., an Indiana corporation (the “Licensee”), and WBLS-WLIB LLC, an Indiana limited liability company (“Programmer”).

Recitals

A.                                    Licensee owns and operates the following radio station (the “Station”) pursuant to licenses issued by the Federal Communications Commission (“FCC”): WQHT-FM, New York, NY (Facility ID No. 19615). The Station has the capability to transmit an in-band, on-channel (“IBOC”) digital broadcast signal.

B.                                    Programmer desires to have radio broadcast station WLIB-AM, New York, NY (Facility ID No. 28204) (“WLIB”) rebroadcast on the Station’s HD-2 channel (the “HD2 Channel”) at a bandwidth of 24kbps.

C.                                    Licensee has agreed to make available to Programmer airtime on the HD2 Channel and accept for rebroadcast the programs of WLIB on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, taking the foregoing recitals into account, and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                      Agreement Term. The term of this Agreement (the “Term”) will begin on the date hereof (the “Commencement Date”), and will continue until the earlier of (i) December 31, 2022, (ii) the termination or expiration of the Studio Lease (defined below), (iii) election to terminate and notice thereof given by Programmer to Licensee, and (iv) mutual written consent of Licensee and Programmer (the “Term”), unless extended or earlier terminated pursuant to Section 11 hereof. The term “Studio Lease” means that certain Lease dated as of February 23, 1996 of certain real estate located on the 7th Floor of an office building located at 395 Hudson St., New York, New York.

2.                                      Programmer’s Use of Airtime and Provision of Programming. During the Term, and subject in all respects to Section 6 hereof, Programmer shall be entitled to simulcast the programming of WLIB (the “WLIB Programs”) on the HD2 Channel, excluding the period from 6:00 a.m. to 8:00 a.m. each Sunday morning, on the terms specified below, and shall transmit to Licensee the WLIB Programs for broadcast on the HD2 Channel twenty-four (24) hours per day, seven (7) days per week, excluding the period from 6:00 a.m. to 8:00 a.m. each Sunday morning (the “Broadcasting Period”). Programmer will transmit, at its own cost, the WLIB Programs to the Station’s transmitting facilities via a mode of transmission (e.g., satellite facilities, microwave facilities and/or telephone lines) that will ensure that the WLIB Programs meet technical and quality standards at least equal to those of the HD2 Channel’s broadcasts prior to commencement of the Term.

3.                                      Broadcasting Obligations. During the Term, Licensee shall broadcast on the HD2 Channel the WLIB Programs delivered by Programmer during the Broadcasting Period specified in Section 2 above, subject to the provisions of Section 6 below.

4.                                      Advertising Sales. Programmer shall not separately sell advertising time on the HD2 Channel but may market the WLIB Programs as being rebroadcast on the HD2 Channel.

5.                                      Term Payments. No payment is due from Programmer to Licensee for broadcast of the Programs pursuant to this Agreement.

6.                                      Operation, Ownership and Control of the Station. Notwithstanding anything to the contrary in this Agreement Licensee will have full authority, power and control over the operation of the Station, including the HD2 Channel, and over all persons working at the Station’s facilities during the Term. Licensee will bear the responsibility for the Station’s compliance with all applicable provisions of the rules and policies of the FCC. Nothing contained herein shall prevent Licensee from (a) rejecting or refusing programs which Licensee believes to be contrary to the public interest, or (b) substituting programs which Licensee believes to be of greater local or national importance or which are designed to address the problems, needs and interests of the local communities. Licensee reserves the right to refuse to broadcast any WLIB Program containing matter which violates any right of any third party or which constitutes a personal attack. Licensee also reserves the right to refuse to broadcast any WLIB Program which does not meet the requirements of the rules, regulations, and policies of the FCC or the regulations and restrictions set forth in Section 8. Licensee further reserves the right to preempt any WLIB Program in the event of a local, state, or national emergency. Licensee agrees that its right of preemption shall not be exercised in an arbitrary or unreasonable manner, or for commercial advantage. Licensee reserves the right to delete any commercial announcements that do not comply with the requirements of the FCC’s sponsorship identification policy. Programmer will immediately serve Licensee with notice and a copy of any letters of complaint it receives concerning any WLIB Program for Licensee review.  Licensee’s rights under this Section 6 and its decisions regarding whether to exercise such rights in any particular circumstance shall not in any way affect Programmer’s obligations under Section 12 hereunder.  Pursuant to Note 2 to Section 73.3555 of the FCC’s rules, Licensee certifies that it maintains ultimate control over WQHT(FM)’s finances, personnel and programming, and Programmer certifies that this Agreement complies with Section 73.3555(b) of the FCC’s rules.

7.                                      Music Licenses. During the Term, Programmer will obtain and maintain in full force and effect in its own name all necessary or appropriate music licenses with respect to the WLIB Programs rebroadcast on the HD2 Channel. Programmer represents and warrants to Licensee that Programmer has all rights in and to the WLIB Programs necessary or appropriate to rebroadcast such WLIB Programs on the HD2 Channel.

8.                                      Programs.

8.1                               Production of the Programs. Programmer agrees that the contents of the WLIB Programs it transmits to Licensee shall conform to all FCC rules, regulations and policies. Programmer shall provide only the WLIB Programs, and not any other programming, for broadcast on the HD2 Channel.

8.2                               Political Time. Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC. During the Term, Programmer shall cooperate with Licensee as Licensee complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political advertising time record keeping, reasonable access, and lowest unit charge requirements of federal law. Programmer shall release advertising availabilities to Licensee during the Broadcasting Period as necessary to permit Licensee to comply with the political broadcast rules of the FCC and the Communications Act of 1934, as amended.

9.                                      Expenses. During the Term, Programmer will be responsible for (i) the salaries, taxes, insurance and related costs for all personnel used in the production of the WLIB Programs, (ii) all other costs associated with the production of the WLIB Programs supplied to Licensee, and (iii) the costs of delivering the WLIB Programs to Licensee.

10.                               Call Signs. During the Term, Licensee will retain all rights to the call letters of the Station or any other call letters which may be assigned by the FCC for use by the Station. Programmer shall include in the WLIB Programs it delivers for broadcast an announcement at the beginning of each hour of such WLIB Programs to identify such call letters, as well as any other announcements required by the rules and regulations of the FCC. Programmer is specifically authorized to use such call letters in its WLIB Programs and in any promotional material, in any media, used to promote the WLIB Programs.

11.                               Events of Default; Termination.

11.1                        Programmer’s Events of Default. The occurrence of any of the following will be deemed an Event of Default by Programmer under this Agreement: (a) Programmer fails to observe or perform its obligations contained in this Agreement in any material respect; or (b) Programmer breaches the representations and warranties made by it under this Agreement in any material respect.

11.2                        Licensee Events of Default. The occurrence of the following will be deemed an Event of Default by Licensee under this Agreement: (a) Licensee fails to observe or perform its obligations contained in this Agreement in any material respect; or (b) Licensee breaches the representations and warranties made by it under this Agreement in any material respect.

11.3                        Cure Period. Notwithstanding the foregoing, any Event of Default will not be deemed to have occurred until fifteen (15) days after the non-defaulting party has provided the defaulting party with written notice specifying the Event of Default and such Event of Default remains uncured.

11.4                        Termination in the Event of Default. Upon the occurrence of an Event of Default, and in the absence of a timely cure pursuant to Section 11.3, the non-defaulting party may terminate this Agreement, effective immediately upon written notice to the defaulting party.

11.5                        Cooperation Upon Termination. If this Agreement is terminated for any reason, the parties agree to cooperate with one another and to take all actions necessary to rescind this Agreement and return the parties to the status quo ante.

12.                               Indemnification. Programmer shall indemnify and hold Licensee harmless against any and all liability arising from Programmer’s use of Licensee’s facilities, if any, or from the broadcast of the WLIB Programs on the HD2 Channel, including without limitation for libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights or any other violation of third party rights or FCC rules or other applicable law. The obligations under this Section shall survive any termination of this Agreement.

13.                               Authority. Programmer and Licensee each represent and warrant to the other that (i) it has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) it is in good standing in the jurisdiction of its organization and is qualified to do business in all jurisdictions where the nature of its business requires such qualification, (iii) it has duly authorized this Agreement, and this Agreement is binding upon it, and (iv) the execution, delivery, and performance by it of this Agreement does not conflict with, result in a breach of, or constitute a default or ground for termination under any agreement to which it is a party or by which it is bound.

14.                               Modification and Waiver; Remedies Cumulative. No modification of any provision of this Agreement will be effective unless in writing and signed by all parties. No failure or delay on the part of Programmer or Licensee in exercising any right or power under this Agreement will operate as a waiver of such right or power, nor will any single or partial exercise of any such right or power or the exercise of any other right or power preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement are cumulative and are not exclusive of any other rights or remedies which a party may otherwise have.

15.                               Assignability; No Third-Party Rights. Programmer may not assign this Agreement without the prior written consent of Licensee, which shall not be unreasonably withheld, conditioned, or delayed. No transfer or assignment shall relieve Programmer of any obligation or liability under this Agreement. The covenants, conditions and provisions hereof are and shall be for the exclusive benefit of the parties hereto and their successors and permitted assigns, and nothing herein, express or implied, is intended or shall be construed to confer upon or to give any person or entity other than the parties hereto and their successors and permitted assigns any right, remedy or claim, legal or equitable, under or by reason of this Agreement.

16.                               Construction. This Agreement will be construed in accordance with the laws of the State of Indiana without regard to principles of conflicts of laws.

17.                               Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which will be deemed a duplicate original.

18.                               Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed delivery by a nationally-recognized overnight courier service, or on the third day after prepaid mailing by certified U.S. mail, return receipt requested, and shall be addressed as follows (or to such other address as any party may request by written notice):

If to Licensee, then to:

MediaCo Holdings Inc.
C/O SG Broadcasting LLC
767 Fifth Ave, 12th Floor
New York, NY 10153
Attention: Gail Steiner, General Counsel
Facsimile:

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin W. Chairman
Facsimile: (215) 963-5001

If to Programmer, then to:

WBLS-WLIB LLC
c/o Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
Attention: J. Scott Enright, General Counsel

with a copy (which shall not constitute notice) to:

Edinger Associates PLLC
1725 I Street, N.W., Suite 300
Washington, D.C. 20006
Attention: Brook Edinger

19.                               Entire Agreement. This Agreement embodies the entire agreement, and supersedes all prior oral or written understandings, between the parties with respect to the subject matter of this Agreement.

20.                               Relationship of Parties. Neither the Programmer nor Licensee will be deemed to be the agent, partner, or representative of the other party to this Agreement, and neither party is authorized to bind the other to any contract, agreement, or understanding.

21.                               Force Majeure and Facilities Upgrades. The failure of either party hereto to comply with its obligations under this Agreement due to (i) facility maintenance, repair or modification at a transmitter site or to move a transmitter site in response to FCC authorization of an improvement to or modification of the Station’s operating parameters, or (ii) with respect to a failure to comply with an obligation under this Agreement, acts of God, strikes or threats thereof or a force majeure event or due to causes beyond such party’s reasonable control, will not constitute an Event of Default under Section 11 of this Agreement and neither party will be liable to the other party therefor. Programmer and Licensee each agrees to exercise its commercially reasonable efforts to remedy the conditions described in parts “(i)” and “(ii)” of this Section as soon as practicable.

22.                               Subject to Laws; Partial Invalidity. The obligations of the parties under this Agreement are subject to the rules, regulations and policies of the FCC and all other applicable laws. The parties agree that Licensee may file a copy of this Agreement with the FCC. If any provision in this Agreement is held to be invalid, illegal, or unenforceable, so long as no party is deprived of the benefits of this Agreement in any material respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if it did not contain such invalid, illegal, or unenforceable provision.

23.                               Headings. The headings of the various provisions of this Agreement are included for convenience only, and no such heading shall in any way affect or alter the meaning of any provision.

24.                               Successors and Assigns. Subject to the provisions of Section 15 above, this Agreement shall be binding and inure to the benefit of Licensee and its successors and assigns and Programmer and its permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
LOCAL PROGRAMMING AND MARKETING AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

LICENSEE:	MEDIACO HOLDING INC.

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

PROGRAMMER:	WBLS-WLIB LLC

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary